Exhibit 10.2
THIRD AMENDMENT TO OFFICE LEASE

    This Third Amendment to Office Lease (the “Third Amendment”), dated May 11, 2021, is made by and between DE PALISADES PROMENADE, LLC, a Delaware limited liability company (as successor-in-interest to Douglas Emmett 1995, LLC, a Delaware limited liability company) (“Landlord”), with offices at 1299 Ocean Avenue, Suite 1000, Santa Monica, California 90401, and TRUECAR, INC., a Delaware corporation (“Tenant”), with an office at 120 Broadway, Suite 200, Santa Monica, California 90401.

WHEREAS,

    A.    Landlord and Tenant are parties to that certain Lease dated October 15, 2010 (the “Original Lease”), as amended by that certain First Amendment to Office Lease dated October 3, 2011 (the “First Amendment”), that certain Second Amendment to Office Lease dated February 11, 2015 (the “Second Amendment”), and that certain Memorandum of Lease Term Dates and Rent dated June 13, 2016 (the “Memorandum”), covering space in the property located at 120 Broadway, Santa Monica, California 90401 (the “Building”), commonly known as Suites 200, 220/260 and 500 (such suites are collectively, the “Premises”);

    B.    Pursuant to the terms of Article 11 of the Original Lease, Tenant has requested Landlord’s consent to that certain Standard Sublease Multi-Tenant (the “Sublease”) between Tenant and THE PROACTIV COMPANY LLC, a Delaware limited liability company (the “Subtenant”), for the entire fifth (5th) floor of the Building commonly known as Suite 500 through December 31, 2025 (the “Expiration Date”). Tenant shall remain in possession of Suites 200 and 220/260 through the Expiration Date;

    C.    Tenant was granted certain signage rights under Section 13 of the Second Amendment which both Landlord and Tenant now desire to amend; and

    D.    Landlord and Tenant, for their mutual benefit, now wish to extend the Term and revise certain other covenants and provisions of the Lease.

NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Landlord and Tenant hereby acknowledge, Landlord and Tenant agree:

1.    Confirmation of Defined Terms. Unless expressly modified herein, all terms previously defined and capitalized in the Original Lease, as amended, shall hold the same meaning for the purposes of this Third Amendment. The Original Lease, as amended by the First Amendment, Second Amendment, Memorandum, and this Third Amendment, shall hereinafter be collectively referred to as the “Lease.”

2.    Exterior Building Signage and Ground Floor Lobby Signage. Notwithstanding anything to the contrary contained in Section 13 of the Second Amendment and subject to the express provisions of this Section 2, Landlord hereby (a) agrees that Tenant’s Exterior Building

Exhibit 10.2
Signage and Ground Floor Lobby Signage rights as granted in Section 13 of the Second Agreement shall continue in full force and effect until the expiration or earlier termination of the Lease term notwithstanding the fact that Tenant is subleasing Suite 500 to Subtenant and will not be occupying and operating its business from the entire Premises, and (b) waives its right upon the expiration or earlier termination of the Lease Term to cause Tenant, at Tenant’s sole expense, to remove the Exterior Building Signage and the Ground Floor Lobby Signage from the Building and restore the affected portions of the Building to their condition existing prior to Tenant’s installation of the Exterior Building Signage and the Ground Floor Lobby Signage. Landlord’s waiver of its right to require Tenant to remove the Exterior Building Signage and the Ground Floor Lobby Signage from the Building and restore the affected portions of the Building as set forth in subpart (b) of the immediately preceding sentence is conditioned upon the following: (i) Subtenant remaining in possession of the Sublet Premises without further subletting of the Sublet Premises through the Expiration Date; (ii) Tenant is not in Material Default beyond any applicable notice and cure period under the Lease; and (iii) Tenant does not sublease or assign any portion of Suites 200 or 220/260 of the Building between the date of full execution of this Third Amendment and the Expiration Date (subsections (i), (ii), and (iii) are collectively, the “Signage Removal Waiver Conditions”). If at any time between the date of full execution of this Third Amendment and the Expiration Date, any or all of the Signage Removal Waiver Conditions has/have not been satisfied, then Landlord’s waiver of its right to require removal of the Exterior Building Signage and the Ground Floor Lobby Signage shall be deemed null and void and the second to last paragraph in Section 13 of the Second Amendment shall be applicable.

3.    Extension of Term of Lease. Tenant and Landlord hereby agree that the Term of the Lease for the entire Premises shall be extended for a period of seven (7) days from December 31, 2025 through and including January 7, 2026 (the “Extended Term”) and that any and all of Tenant’s obligations under the Lease which are currently to be performed as of or prior to December 31, 2025 including, without limitation, any of Tenant’s obligations under Article 7 of the Master Lease, may instead be performed by Tenant as of or prior to January 7, 2026; provided that Tenant shall not be responsible for paying Landlord any Monthly Fixed Rent, Additional Rent, or Holdover Rent during the Extended Term.

4.    Acceptance of Premises. Tenant acknowledges that it has been in possession of Suite 200 of the Building for over ten (10) years and Suites 220/260 and 500 for over four (4) years, it has no claim against Landlord with respect thereto, and therefore releases Landlord from any claim, loss, liability, cost or expense, in connection with the Premises or the Lease. Tenant has made its own inspection of and inquiries regarding the Premises, which is already improved. Therefore, Tenant accepts the Premises in its “as-is” condition. Tenant further acknowledges that Landlord has made no currently effective representation or warranty, express or implied, regarding the condition, suitability or usability of the Premises or the Building for the purposes intended by Tenant.

5.    Warranty of Authority. If Landlord or Tenant signs as a corporation, a limited liability company, or a partnership, each of the persons executing this Third Amendment on behalf of Landlord or Tenant hereby covenants and warrants that the applicable entity entering into this

Exhibit 10.2
Third Amendment is a duly authorized and existing entity that is qualified to do business in California; that the applicable entity has full right and authority to enter into and execute this Third Amendment; and that each and every person signing on behalf of either Landlord or Tenant are authorized in writing to do so.

6.    Broker Representation. Landlord and Tenant represent to one another that it has dealt with no broker in connection with this Third Amendment other than Douglas Emmett Management, LLC and Cresa. Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation. Landlord agrees to pay all commissions due to the brokers listed above as a result of Tenant’s execution of this Third Amendment.

7.    Confidentiality. Tenant agrees that the covenants and provisions of this Third Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, other than Tenant’s or Landlord’s counsel-of-record or the leasing or sub-leasing broker of record.

8.    Governing Law. The provisions of this Third Amendment shall be governed by the laws of the State of California.

9.    Reaffirmation. Landlord and Tenant acknowledge and agree that the Lease, as amended herein, constitutes the entire agreement by and between Landlord and Tenant relating to the Premises, and supersedes any and all other agreements written or oral between the parties hereto. Furthermore, except as modified herein, all other covenants and provisions of the Lease shall remain unmodified and in full force and effect.

10.    Civil Code Section 1938 Disclosure. Pursuant to California Civil Code Section 1938, Landlord hereby discloses that the Premises have not undergone an inspection by a Certified Access Specialist to determine whether the Premises meet all applicable construction-related accessibility standards. A Certified Access Specialist (“CASp”) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under California law. Although California law does not require a CASp inspection of the Premises, Landlord may not prohibit the Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

11.    Submission of Document. The submission of this Third Amendment to Tenant shall be for examination purposes only, and does not constitute a reservation of or an option for Tenant to lease, or otherwise create any interest of Tenant in the Premises or any other offices or space situated in the Building. Regardless of whether or not (a) Landlord has delivered to Tenant an unexecuted draft or final version of this Third Amendment for Tenant’s review and/or signature,

Exhibit 10.2
(b) this Third Amendment has been executed by Tenant only and delivered to Landlord for its review and signature, and/or (c) Tenant has made payments of rent and/or security deposit to Landlord pursuant to this Third Amendment, it is understood and agreed that no contractual or other rights shall exist between Landlord and Tenant with respect to the Premises, nor shall this Third Amendment be valid, binding on the parties and/or in effect unless and until this Third Amendment has been fully executed by Landlord and Tenant and such fully-executed Third Amendment has been delivered to Tenant.

12.    Digital Counterparts. This Third Amendment may be executed in several counterparts, each of which when executed and delivered shall be deemed an original, and all of which when taken together shall constitute one and the same agreement. The parties agree that a digital image of this Third Amendment as fully-executed (such as in a portable document format (.pdf) or DocuSign) when sent to the email address of Tenant, its broker (if any), its attorney (if any), or its authorized agent (if any) shall be deemed delivery of a true and correct original of this Third Amendment, and such digital image of this Third Amendment shall be admissible as best evidence for the purposes of state law, Federal Rule of Evidence 1002, and the like statutes and regulations.

13.    Notices. The address of Landlord for notices shall be the following:

1299 Ocean Avenue, Suite 1000
Santa Monica, California 90401
Attention: Senior Vice President of Commercial Property Management
IN WITNESS WHEREOF, Landlord and Tenant have duly executed this document, effective as of the later of the date(s) written below.

LANDLORD:                        TENANT:

DE PALISADES PROMENADE, LLC,             TRUECAR, INC.,
a Delaware limited liability company                a Delaware corporation

By: /s/ Andrew B. Goodman                    By: /s/ Jantoon Reigersman
Name:    Andrew B. Goodman                    Name: Jantoon Reigersman
Title:    Senior Vice President                    Title: Chief Financial Officer
Dated: 5/11/21                        Dated: May 11, 2021